UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: (Date of earliest event reported): March 16, 2020

Diamond Offshore Drilling, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-13926	76-0321760
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

15415 Katy Freeway

Houston, Texas 77094

(Address of principal executive offices, including Zip Code)

(281) 492-5300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value per share	DO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.02.	Termination of a Material Definitive Agreement

On March 16, 2020, Diamond Offshore Drilling, Inc. (the “Company”) delivered a notice of termination (the “Notice”) under the 5-Year Revolving Credit Agreement, dated as of September 28, 2012, as amended (the “2012 Credit Facility”), among the Company, Diamond Foreign Asset Company (“DFAC”), the lenders party thereto and Wilmington Trust, National Association, as administrative agent. The 2012 Credit Facility provided for an aggregate principal amount of commitments of $325.0 million, of which $100.0 million matured in 2019, with the remaining $225.0 million of commitments scheduled to mature on October 22, 2020. Pursuant to the Notice, the 2012 Credit Facility was terminated effective March 17, 2020 (the “Termination”). As at the time of the Notice, there were no borrowings outstanding under the 2012 Credit Facility. The Company entered into the Termination in connection with certain transactions undertaken to preserve the Company’s financial flexibility, as discussed under “Item 8.01 Other Events” below. The Company did not incur any early termination penalties in connection with the Termination.

Several of the parties under the 2012 Credit Facility and their affiliates have various relationships with the Company and its subsidiaries involving the provision of financial services, such as investment banking, commercial banking, advisory and cash management services, for which they have received, and may in the future receive, customary fees.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 8.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 8.01.	Other Events

As previously disclosed, the Company and Diamond Foreign Asset Company (“DFAC”) are party to a senior 5-Year Revolving Credit Agreement, dated as of October 2, 2018, with Wells Fargo Bank, National Association, as administrative agent, an issuing lender and swingline lender, the lenders party thereto and the other parties thereto (the “2018 Credit Facility”). The maximum amount of borrowings available under the 2018 Credit Facility is $950.0 million. The 2018 Credit Facility, which matures on October 2, 2023, provides for a swingline subfacility of $100.0 million and a letter of credit subfacility of $250.0 million. The material terms of the 2018 Credit Facility are described under Item 1.01. Entry into a Material Definitive Agreement—New Credit Facility of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 4, 2018, which description is incorporated by reference herein.

On March 17, 2020, the Company and DFAC provided notice to the lenders to borrow an aggregate of $400.0 million under the 2018 Credit Facility (the “Drawdown”). Other than the Drawdown and a $6.0 million financial letter of credit issued in January 2020 in support of a previously issued surety bond, the Company currently has no other borrowings outstanding under the 2018 Credit Facility. The current interest rate for borrowings under the 2018 Credit Facility is 6.50%, but the annual interest rate applicable to the proceeds from the Drawdown will reset to 5.21% on March 20, 2020.

The Company increased its borrowings under the 2018 Credit Facility as a precautionary measure in order to increase its cash position and preserve financial flexibility in light of current uncertainty in the global markets resulting from the COVID-19 outbreak. In accordance with the terms of the 2018 Credit Facility, the proceeds from the Drawdown may in the future be used for general corporate purposes, including investments, capital expenditures and other purposes permitted by the 2018 Credit Facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 19, 2020	DIAMOND OFFSHORE DRILLING, INC.

	By:	/s/ DAVID L. ROLAND
David L. Roland
Senior Vice President, General Counsel and Secretary

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